Exhibit 99.1

MAGICJACK ANNOUNCES AGREEMENT TO ACQUIRE PREMIER UCAAS PROVIDER
BROADSMART

•	Leading hosted UCaaS provider for medium-to-large enterprise customers
•	Highly profitable operations with 30%+ Operating and 35%+ EBITDA margins in 2015
•	Forecasting 20%+ year-over-year growth in sales in 2016
•	Purchase price of $40 million, consisting of $38 million in cash and $2 million of stock
•	Two founders to remain with the business as CEO and President, respectively

West Palm Beach, Fla. and Netanya, Israel, March 15, 2016 – magicJack VocalTec Ltd. (Nasdaq: CALL), a leading VoIP cloud-based communications company, today announced that it has entered into an agreement to acquire substantially all of the assets of North American Telecommunications Corporation d/b/a Broadsmart, a leading hosted UCaaS provider for medium-to-large multi-location enterprise customers.  The purchase price for the acquisition is $40 million, consisting of $38 million in cash and $2 million in ordinary shares of magicJack.  There is also a $2 million earnout tied to the achievement of 2016 revenues of $15.6 million.  The acquisition is expected to close in the next 30 days.

Broadsmart has a track record of designing, provisioning and delivering complex Unified Communication as a Service (UCaaS) solutions to blue chip corporate customers on a nationwide basis. It has expertise in servicing enterprises with hundreds-to-thousands of locations. The business is highly profitable, having generated approximately $13 million in revenues and $4.6 million of EBITDA in 2015, an EBITDA margin of over 35% on an unaudited basis.  For 2016, the Broadsmart business is forecasting over 20% year-over-year growth in sales.

The two founders of Broadsmart, Todd Correll and Tom Tharrington, will remain with the business as CEO and President, respectively, of Broadsmart Global, Inc., a newly formed wholly-owned subsidiary of magicJack Vocaltec, Ltd. At the time of the closing, the Broadsmart founders also will each receive 500,000 stock options, 50% of which will vest in even annual increments over the next three-year period if the founders remain employed with the company as of each respective vesting date, and 50% of which will vest over the next three-year period if the company achieves designated revenue and EBITDA targets. The options will be issued to the Broadsmart founders outside of the Company’s 2013 Stock Incentive Plan as an inducement award in accordance with NASDAQ Stock Market Rule 5635(c)(4).

 “We are pleased to be diversifying beyond our core business into UCaaS targeting high end SMB and enterprise customers,” said Gerald Vento, President and CEO of magicJack VocalTec, Ltd.  “Todd and Tom are exceptional entrepreneurs that have built a highly profitable and fast growing business.  They have demonstrated that they know how to sell and service large enterprise customers with complex needs at thousands of locations in multiple geographies.  We intend to fully support them in maximizing their promising pipeline for new business.  We also look forward to exploring opportunities for Broadsmart to realize synergies by leveraging magicJack’s proprietary low cost infrastructure.”

‘’We are excited to be combining Broadsmart wih magicjackVocalTec,” said Todd Correll, Broadsmart’s CEO.  “It will provide us greater resources to deliver additional managed services and solutions to our customers and channel partners. Tom and I look forward to providing the same high quality, high touch customer service that Broadsmart’s customer base has come to expect from the company.”

Oppenheimer & Co. Inc. provided certain financial advisory services to magicJack VocalTec Ltd. in connection with the transaction. Q Advisors, a leading global TMT investment banking boutique, acted as exclusive financial advisor to Broadsmart in connection with the transaction.  Akerman LLP acted as legal counsel to magicJack.  Kelley Drye & Warren LLP acted as legal counsel to Broadsmart. magicJack intends to file a Form 8-K with audited financial statements for Broadsmart for applicable periods within 75 days after the closing of the transaction.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our planned acquisition of substantially all of the assets of Broadsmart, the timing of such acquisition, the forecast for Broadsmart’s revenue and EBITDA performance in 2016, planned investments and support of the Broadsmart business, the role of the Broadsmart founders going forward and exploring opportunities for Broadsmart to realize synergies, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: the risk that a condition to the closing of the acquisition may not be satisfied, the time required to consummate the proposed acquisition, the risk that Broadsmart’s assets will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, the risk that the expected increased revenues and EBITDA may not be fully realized or may take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the focus of management on acquisition-related issues, the risk that opportunities for Broadsmart to realize synergies may not be fully realized or may take longer to realize than expected; changes to our business resulting from increased competition; changes in general economic, business, political and regulatory conditions; availability and costs associated with the Broadsmart business and with operating our network and our ability to control costs; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to the Broadsmart assets and our products; changes in the composition or restructuring of us or our subsidiaries; and the various other factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of magicJack and a pioneer in Voice over IP (VoIP) technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, the Company has sold more than 11 million award-winning magicJack devices, now in its fifth generation, has millions of downloads of its free calling app, and holds more than 30 technology patents. magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.

Contact:

Seth Potter
Investor Relations
561-749-2255
ir@vocaltec.com